UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2026

NioCorp Developments Ltd.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-41655	98-1262185
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7000 South Yosemite Street, Suite 115
Centennial, Colorado 80112
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (720) 334-7066

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	NB	The Nasdaq Stock Market LLC
Warrants, each exercisable for 1.11829212 Common Shares	NIOBW	The Nasdaq Stock Market LLC
Common Share Purchase Rights	N/A	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 2, 2026, the Board of Directors (the "Board") of NioCorp Developments Ltd. (the "Company"), acting on the recommendation of its Compensation and Organization Committee (the "Compensation Committee"), ratified a series of compensation actions intended to formalize and modernize the Company's executive officer pay program as the Company works to secure project financing and advance construction and commercial operation of its Elk Creek Project. The Compensation Committee developed these recommendations following a multi-month review conducted with the assistance of its independent compensation consultant, Semler Brossy. These actions included (1) the adoption of a Company-wide annual incentive program (the “AIP”) and (2) the determination and approval of AIP awards for the fiscal year ended June 30, 2026 (“fiscal 2026”) for employees of the Company and its subsidiaries, including the Company’s named executive officers.

Adoption of the AIP

The AIP is intended to operate as a Company-wide, performance-based, annual cash incentive award program in which substantially all of the Company’s and its subsidiaries’ regular full-time employees participate, including each of the Company’s named executive officers. Annual AIP award opportunities are established generally by employee role and band considerations, so that annual AIP award opportunities are generally based on the scope of an employee’s role on a consistent, Company-wide basis rather than negotiated individually. The Company adopted the AIP to help attract, motivate, and retain employees at all levels and to align the interests of its workforce, including senior management, with the long-term interests of the Company’s shareholders.

In general, under the AIP, each participant will have a target annual incentive award opportunity expressed as a percentage of base salary rate, with award payouts generally ranging from 0% to 200% of target based on performance against pre-established measures. For all eligible employees for fiscal 2026, performance was weighted: 45% on the achievement of pre-established, Board-approved corporate milestones tied to project development, financing, permitting, and execution readiness; 10% on safety performance, measured by reference to the presence or absence of lost-time incidents and OSHA-reportable statistics; and 45% on individual performance against objectives established at or near the beginning of the performance period. The Board evaluates the performance of the Chief Executive Officer, and the Chief Executive Officer evaluates the performance of the other named executive officers. Annual incentive awards under the AIP, if any, are generally payable in cash following the end of the applicable fiscal year, subject to the participant’s continued service through the payment date and the other terms of the AIP. For the fiscal year beginning July 1, 2026 and subsequent years, the Compensation Committee will choose the type, mix and weighting of applicable performance measures for AIP awards in its discretion. If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business (or other events or circumstances) render any AIP performance measures or goals unsuitable, the Compensation Committee may in its discretion modify such performance measures or goals (or actual levels of achievement), in whole or in part, as the Compensation Committee deems appropriate and equitable.

Fiscal 2026 AIP Awards

In connection with the adoption of the AIP, and generally applying the AIP framework retroactively to the Company’s fiscal 2026 corporate milestones and individual objectives, the Compensation Committee approved AIP award payouts for fiscal 2026 to substantially all eligible employees of the Company and its subsidiaries. The fiscal 2026 AIP award payouts represent the first awards made and settled under the Company’s formalized incentive program; no cash bonuses were approved for or paid to the named executive officers for fiscal 2025.

The fiscal 2026 annual incentive award payouts approved for the named executive officers are set forth below:

Named Executive Officer	Title	Fiscal 2026 AIP Award Payout
Mark A. Smith	Chief Executive Officer (1)	$602,784
Neal S. Shah	Chief Financial Officer	$345,621
Scott Honan	Chief Operating Officer	$378,197

(1) Amounts payable in respect of Mr. Smith’s services are paid to 76 Resources, LLC under a previously-disclosed consulting arrangement.

The fiscal 2026 AIP awards were paid, or are expected to be paid, in cash on or about July 15, 2026. The Company expects to provide additional detail regarding the fiscal 2026 named executive officer awards in the executive compensation disclosure included in a subsequent Securities and Exchange Commission filing, as applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIOCORP DEVELOPMENTS LTD.

DATE: July 8, 2026

By:	/s/ Neal S. Shah
	Name:	Neal S. Shah
	Title:	Chief Financial Officer